CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in the Amendment No. 1 to the Registration Statement on Form S-1/A of our report dated April 1, 2016 (except for Note 2, as to which is dated May 11, 2016), with respect to the consolidated financial statements of Endonovo Therapeutics, Inc. and Subsidiaries appearing in the Company’s Annual Report on Form 10-K/A (Amendment No. 1) as of December 31, 2015 and 2014, and for each of the two years in the period ended December 31, 2015.

Our report relating to the consolidated financial statements for the years ended December 31, 2015 and 2014 contains an explanatory paragraph regarding Endonovo Therapeutics, Inc. and Subsidiaries’ ability to continue as a going concern.

We also consent to the reference to our Firm under the caption “Experts” in such Registration Statement.

Rose, Snyder & Jacobs LLP

Encino, California

October 5, 2016